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                                                                      EXHIBIT 21


SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries included in GATX's consolidated financial statements (excluding a number of subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary), and the state of incorporation of each:

GATX Rail

         GATX Rail Corporation, formerly General American Transportation Corporation, (New York) - includes 6 domestic subsidiaries, 5 foreign subsidiaries and interests in 2 foreign affiliates.

Financial Services

         GATX Financial Services, Inc. (Delaware) - 67 domestic subsidiaries (which includes GATX Capital Corporation), 20 foreign subsidiaries, interests in 12 domestic affiliates and 15 foreign affiliates.

         American Steamship Company (New York) - 13 domestic subsidiaries.

Integrated Solutions Group

         GATX Terminals Corporation (Delaware) - 4 domestic subsidiaries, 3 foreign subsidiaries, interests in 2 domestic affiliates and 13 foreign affiliates.

         GATX Logistics, Inc. (Florida) - 10 domestic subsidiaries, 2 foreign subsidiaries, interests in 1 domestic affiliate and 2 foreign affiliates.

         GATX Chemical Logistics, Inc. (Delaware) - 2 domestic subsidiaries.